Exhibit 99.1

News Release

Mattson Technology Contact

J. Michael Dodson

Mattson Technology, Inc.

tel 1-510-657-5900

fax 1-510-492-5963

MATTSON TECHNOLOGY, INC. ANNOUNCES COMPLETION OF ACQUISITION BY BEIJING

E-TOWN DRAGON SEMICONDUCTOR INDUSTRY INVESTMENT CENTER

FREMONT, California and BEIJING, China – May 11, 2016 — Mattson Technology, Inc. (Nasdaq: MTSN), a global semiconductor wafer processing equipment provider, and Beijing E-Town Dragon Semiconductor Industry Investment Center (Limited Partnership) (“E-Town Dragon”), today jointly announced that the previously announced acquisition of Mattson by E-Town Dragon has been completed. Under the terms of the merger agreement, Mattson stockholders will receive $3.80 per share in cash. As a result of the closing of the transaction, trading in Mattson common stock on the NASDAQ Global Select Market will cease today.

About Mattson

Mattson designs, manufactures, markets and globally supports semiconductor wafer processing equipment used in the fabrication of integrated circuits. Mattson is a key supplier of processing equipment used in the global semiconductor industry, and operates primarily in four product sectors: dry strip, etch, conventional rapid thermal processing and millisecond anneal.

About E-Town Dragon

Private equity fund based in Beijing, China, E-Town Dragon, led by Beijing E-Town International Investment & Development Co., Ltd., focuses on investments in high-tech industries.